EXHIBIT 99

[LOGO OF HERSHEY FOODS APPEARS HERE] Hershey Foods NEWS Corporate Communications
- Hershey Foods Corporation - 100 Crystal A Drive -
                                Hershey, PA 17033
                E-mail: pr@hersheys.com - http://www.hersheys.com


FOR IMMEDIATE RELEASE                   CONTACT:
---------------------                   --------
February 25, 1999                       John C. Long
                                        717-534-7631

                                        FINANCIAL CONTACT:
                                        ------------------
                                        James A. Edris
                                        717-534-7556



                      HERSHEY FOODS PURCHASES COMMON STOCK

HERSHEY, Pa. -- Hershey Foods Corporation announced that it has purchased $100 million of its Common Stock from Hershey Trust Company, as Trustee of the Milton Hershey School Trust. The corporation bought 1,579,779 shares at $63.30 per share, the current market price of the Common Stock. The $100 million repurchase is part of the corporation's ongoing $230 million Common Stock repurchase program announced in early February 1999.

     Hershey Trust Company, as Trustee of the Milton Hershey School Trust, has advised the corporation that it intends to retain voting control of the corporation, which the School Trust has held since 1918, and that it has sold the shares to diversify the School Trust's investment holdings.

     Hershey Trust Company, as Trustee for the School Trust, will continue to have approximately 76 percent of the voting power of the outstanding shares of both classes of the corporation's common stock following the transaction. It continues to hold 99.5 percent of all Class B Common Stock shares outstanding, which carry 10 votes per share.

     Milton Hershey School, located in Hershey, Pa., is a private, non-profit boarding school for needy children. The School currently cares for over 1,000 boys and girls in grades kindergarten through twelve. The full cost of education and care for the students at the School is paid from income of the Trust created by Milton S. and Catharine S. Hershey in 1909.

     "This transaction represents an excellent opportunity to invest some of the net proceeds from the recently completed sale of our pasta business," said Kenneth L. Wolfe, Chairman and Chief Executive Officer. "We will be continuing to repurchase additional shares under the remaining $130 million authorization in the open market or other privately-negotiated transactions."

     Hershey Foods Corporation, the leading confectionery company in the United States, is engaged in the manufacture, distribution and sale of chocolate and non-chocolate confectionery and chocolate-related grocery products in North America and in selected international markets.

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